EXHIBIT 16.1

[Letterhead of Singer Lewak Greenbaum & Goldstein LLP]


                                 August 8, 2001


Securities and Exchange Commission
Washington, DC  20549


We were previously the independent accountants for Meditech Pharmaceuticals, Inc., and on November 8, 2000, except for the third and fourth paragraphs of
Note 10 as to which the date is November 20, 2000, we reported on the consolidated financial statements of Meditech Pharmaceuticals, Inc. and subsidiary as of May 31, 2000 and 1999, and for each of the three years in the period ended May 31, 2000. On July 16, 2001, we were dismissed as independent accountants of Meditech Pharmaceuticals, Inc.

We have read Meditech Pharmaceuticals, Inc.'s statements included under Item 4 of its Form 8-k dated July 16, 2001, and we agree with such statements except we make no comment as to paragraphs three, four and five.


                                     /s/ Singer Lewak Greenbaum & Goldstein LLP
                                         SINGER LEWAK GREENBAUM & GOLDSTEIN LLP